EXHIBIT 10.5

AGREEMENT FOR ASSIGNMENT OF RIGHTS UNDER SETTLEMENT AGREEMENT
AGREEMENT #1:
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This Agreement for Assignment Of Rights under Settlement Agreement (this "Agreement") is entered into as of this 30th day of December 2008, by and among Xtreme Oil & Gas, Inc. ("XTOG"), a Washington corporation; and its wholly-owned subsidiary, Xtreme Operating Ltd. Co., ("XOLC") an Oklahoma limited liability company, which XOLC was f/k/a Go Operating Company, Ltd. Co., f/k/ a Merrick Energy LLC ("Merrick Energy") , (both of which XTOG and XOLC are collectively, "XTREME"), each of which has, as its business address, 5700 West Plano Parkway, Suite 3600, Plano, Texas 75093 and Golden Phoenix Recovery, L.L.C., an Oklahoma limited liability company, ("GPR") which GPR was a/k/ a GPR, LLC or Golden Phoenix Recovery, L.L.C. d/b/ a GPR, LLC; Merrick Property Development Ltd. ("MPDL"), an Oklahoma corporation, which MPDL was f/k/a Access Operating Company, Inc.; Merrick Operating Company, ("MOP"), an Oklahoma corporation; South Kensington Ltd. Co., ("SKLC"), an Oklahoma limited liability company; and JMEKS, Inc., ("JMEKS"), an Oklahoma corporation (which GPR, MPDL, MOP, SKLC and JMEKS are collectively referred to as the "Assignors"), each of which Assignors has, as its business address, 11300 N Penn, Suite #150, Oklahoma City, OK 73120.

This Agreement is made with reference to the following facts:

A.	XTREME and Assignors are engaged in the oil and gas exploration, drilling, extraction and operations business;

B.
XTREME previously entered into certain agreements with XOLC (before acquiring this entity), as well as GO Energy Corp. Inc. ("GEC"), an Oklahoma corporation acting on behalf of one or more of Assignors and/or affiliates of Assignors under an agreement captioned "Exploration, Development, and Production Agreement for Merrick Properties" dated as of February 13, 2008 (the "EDP Merrick Agreement") by which EDP Agreement, the Assignors agreed to convey certain interests to XTREME;

C.
Consistent with the EDP Merrick Agreement and pursuant to agreements of evendate, XTREME has acquired from the Assignors, the well referenced in the EDP Agreement as the "Cookie" well and described as the property in the SE 1/4 of Section 25, Township 16North, Range lEast and also known as the 25-0-2 well (referred to herein as the "Cookie Well") and that certain well within the "area of mutual interest" being the property consisting of 160 acres in the adjacent quarter 'section known as the "Winston" or 25-0-1 well and described as the property in the NE 1/4 of Section 25, Township 16 North, Range lEast (referred to herein as the "Winston Well");

D.
The Assignors and XLOC (f/k/a Merrick Energy LLC) are parties to that certain Settlement Agreement dated as of the 21st day of September 2005, a copy of which is attached hereto as Exhibit A (the "Settlement Agreement") pertaining to the "Cookie Well" and the "Winston Well;"

E.
The Settlement Agreement was an agreement between Assignors (including actions on behalf of XOLC which was previously owned by Assignors) and the following parties: TBK Energy and/or Mike Butler; and Jeff Berlin, AE3 and AE5 Energy 3, LLC and AE3 and AE5 Energy 5, LLC and their respective affiliates as more fully described therein (which descriptions of included persons are incorporated herein by this reference all of which are referred to collectively as the "Opposing Parties"); and

F.	The parties hereto desire that Assignors assign to XTREME the rights under the Settlement Agreement to permit XTREME to optimize the benefits and value of the Cookie Well and the Winston Well.

NOW, THEREFORE, in consideration of the premises and the covenants, agreements to assign and releases herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all of the parties hereto, THE PARTIES HERETO AGREE AS FOLLOWS:

1.
ASSIGNMENT OF INTERESTS. The Assignors desire to, and now undertake to assign to Xtreme the Assignors' rights under the Settlement Agreement. Specifically, the Settlement Agreement provides (1) for cooperation between the Opposing Parties and the Assignors in connection with the separate metering but joint access to electrical service (which rights and obligations as more fully set forth in the Settlement Agreement are referred as the "Electricity Provisions"); (2) for use of a saltwater disposal well as described in the Settlement Agreement (the "Disposal Well") located in S 19 Lincoln County upon payment of an annual fee as provided in the Settlement Agreement (the "Disposal Well Fee"); and (3) for declarations as to the release of retained interests to the wells which were the subject of the Settlement Agreement. Assignors agree and, by execution and delivery of this Agreement, jointly and severally transfer, release and assign right, title and interest in and to the Settlement Agreement including rights and privileges pertaining to the Electricity Provisions and to the Disposal Well. Nothing herein shall be construed to limit the rights of the Opposing Parties, except as set forth in the Settlement Agreement, nor the rights of others owning wells and mineral leases nearby with respect to the access to electricity or the Disposal Well. The rights assigned hereby are intended to grant unto XTREME the Assignors' rights under the Settlement Agreement as benefiting and inuring to the benefit of the owners, successors and assigns of the Cookie Well and the Winston Well as follows:

Electricity, per the Settlement Agreement
a.
The 25-0-1, 19-0-1, 24-0-3 wells are metered separately from the Cookie 25-0-2 well and Winston 25-0-3 well and AE3, AE5 and the Assignors are bound to mutually cooperate in execution of separate contracts with CREC. CREC have been requested to supply 200 KW per day by Assignors Merrick Property Development Ltd, with separate billings for a CREC (quoted price of $7,000);

b.
AE3, AE5 and the Assignors are to pay respective expenses associated with maintaining and repairing the lines and poles supporting electricity to their respective wells. To the extent the lines and poles support electricity to a well owned by AE3 or AE5 and a well owned by the Assignor, the cost shall be borne by both parties equally. Additionally, no parties shall take any action which would impair or impede the other party's ability to obtain electric service through existing facilities; and

c.
Regarding the residue of the rebate from CREC, Assignors have requested CREC to offset any balance due against setting a new meter for Xtreme. There is no guarantee this will be acceptable to CREC. In event CREC does not provide a meter at no cost, Xtreme will pay for the connection and seek to recover from AE3 and AE5, and MPD reserves the right to pursue action against CREC for recovery of the deposit and lost production.

Saltwater Disposal Well (19-W-1) §19 T16N Lincoln County Oklahoma
d.
Assignors are to pay AE3 ans. 1 AE5 the sum of $2,500 in total per annum for the use of the Saltwater Disposal Well from the 1st day of January 2006 and each year thereafter on the 1st day of January. AE3 and AE5 have refused to provide proof of payment to the disposal mineral owners, and have been in litigation with the Mineral owners now recently settled. Xtreme hereby assumes the obligation to pay such SWD disposal fees as are due including any past dues amounts, (net of any offsets due from AE3 and AE5).

e.
Settlement allows assignors to use the Saltwater Disposal Well for the disposal of saltwater produced from the 25-0-2 only, no specific detail covers use from a jointly spaced 25-0-3 or other well. There is no additional cost to AE3 and AE5 ("AE3 and AE5") of additional volume under SWD agreement with the Penns. Xtreme will contact AE3 and AE5 and seek such added agreements as are required.

f.
Assignors retain the sole rights that in the event AE3 and AE5 decide to plug and abandon the Saltwater Disposal Well, Assignors have the first right of refusal to purchase the well at its Salvage Value to be determined by the parties at the time of sale.

Winston 25-0-3 Well
g.
AE3 and AE5 quit claimed all right, title and interest in and to any leases, equipment, well bore holes, contracts, and any other assets or appurtenances in and to the 25-0-3 well to the Assignors and or their designees effective September 21, 2005. Since that date a gas separator and oil separator replacement cost value over $20,000 were removed. Xtreme and Assignors agree to jointly request the replacement of said equipment by AE3 and AE5 and split any recovery or offsets 50:50.

h.
Any right title or interest claimed by TBK Energy or Mike Butler in and to the Winston Well was not a part of the settlement agreement and AE3 and AE5 continued to maintain and assert all claims and objections to TBK Energy or Mike Butler's asserted interest in and to the Well. The new leases for the Winston Well post Settlement as being assigned are valid in primary term through June 2009 and thereafter renewable. Obtaining the remaining new leases by lease or pooling should secure the 100% title instead of the 90% with 10% asserted post settlement by assignment by TBK Energy.

Cookie 25-0-2 Well
i.
AE3 and AE5 had as of settlement no right, title and interest in and to any leases, equipment, or well bore AE3 and AE5. Regarding right title or 10% WI interest claimed by TBK Energy or Mike Butler in and to the Winston Well which was riot a part of the settlement agreement, AE3 and AE5 continued to maintain and assert all claims and objections to TBK Energy or Mike Butler's asserted interest in and to the Wells and then took assignment of said previous leases. New leases following a period of non production caused by the shut in from disposal well litigation are required to assert full ownership to 100% of the well. The leases for the Cookie Well being assigned are as were valid for the previous pooling, and potentially renewable. Xtreme is in process of and is fully responsible for obtaining new leases and pooling the E/2 of Section 25, Township 16North, Range lEast Logan County.

2.
To the extent that an "Assignor" (one of the Assignors) does not appear in the chain of title under the Settlement Agreement, such Assignor agrees that this conveyance shall be construed as a quit-claim conveyance and such Assignor does quit-claim, release and remise its right, title and interest in and to the Settlement Agreement and the rights appertaining thereto.

3.
ADDITIONAL CONSIDERATION. The Assignors acknowledge receipt of cash and stock due under the EDP Agreement, for the assignments of wells Cookie and Winston as made which is now agreed to have been paid and, therefore confirm that they have no rights to additional payment in connection with the assignment and release of rights to the Settlement Agreement other than the completion and payment of obligations of XTREME under a Stock purchase agreement for XTOG to acquire Xtreme Operating Ltd Co, a bonded Oklahoma Operator. XTOG has agreed to pay certain costs of certain of the Assignors debts (constituting good and valuable consideration) representing the balances due to Assignors' counsel, Robinson 86 Williams, being $17,164.44 as of October 31, 2008 and Assignors' accountants, T.C. Burgin, C.P.A.,P.C., being $5,290.50 as of November 15, 2008, which balances indicated are the remaining obligations of XTREME.

4.
POST-CLOSING OBLIGATIONS. XTREME acknowledges and agrees that it is responsible for the payment of the Disposal Well Fees but Assignors covenant and agree to provide any and all assistance necessary to cause the Opposing Parties to make the Disposal Well available based on claims, also assigned to XTREME, against the Opposing Parties.

5.
REPRESENTATIONS AND WARRANTEES. Each Assignor does affirm, represent and warrant to XTREME as follows: (1) that he, she or it has been duly authorized and properly constituted and empowered to execute this Agreement and convey the rights, title and interests conveyed herein and the party signing on behalf of such Assignor is duly authorized and empowered to execute and deliver same of such Assignor's behalf; (2) that this Agreement is binding upon each Assignor; (3) that Assignor has not otherwise sold, hypothecated, transferred or assigned an :.y part of the right, title or interest under the Settlement Agreement after assignment, except to another party to this Agreement who is bound hereby; (4) that Assignor has not contracted for, agreed to or become obligated to sell, hypothecate, transfer or assign all or any part of the right, title or interest under the Settlement Agreement after the date of this Agreement; (5) Assignor will if notified of intent to close disposal well by AE3 or AE5, notify XTREME in writing and offer first rights matching terms to highest offer prevailing.

6.
COMPLIANCE WITH STATE LAWS. In the event that any language or revision is necessary to incorporate any warning, advisory, notice or other reference to conform with the state laws of any jurisdiction governing this Agreement, each party agrees to execute, immediately upon notice of such requirement, an amendment or a restated version of this Agreement provided that only such any warning, advisory, notice or other reference to conform with the state laws shall be added.

7.
ENTIRE AGREEMENT. This Agreement embodies the entire understanding among the parties and merges all prior communications among them. Any amendment hereof must be in writing and signed by all of the parties hereto. Any provision hereof may only be waived in writing signed by the party entitled to waive such provision. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties and their respective controlling persons and his, her or its respective heirs, personal representatives, successors, and assigns, whether so expressed or not. No party to this Agreement may, however, assign his rights hereunder or delegate his obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto. The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement. In the event that any party must resort to legal action, the prevailing party will be entitled to reimbursement from the non-prevailing party for all reasonable attorneys' fees and other costs. Each party will execute and deliver such further documents and take such other actions as may be necessary or appropriate to consummate the transactions contemplated hereby. This Agreement will be governed in accordance with the laws of the State of Oklahoma as per Settlement Agreement.

8.
COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes.

9.
MISCELLANEOUS. Each party shall have the right of specific performance and time is of the essence as to performance of each of the terms hereof. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Xtreme Oil & Gas, Inc.

By:	Will McAndrew III
Willard G. McAndrew, III CEO

STATE OF TEXAS                                  )
                                                                    ) ss.
COUNTY OF Collin                                 )

Before me, the undersigned, a Notary Public, in and for said County and State on this 12th day of January, 2009 personally appeared Willard G. McAndrew, III CEO XTOG personally know to me to be the identical person who subscribed the name of the makers thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of each of above listed for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

My Commission Expires:  6/5/2010

/s/ Phyllis Ganjian Notary Public

Golden Phoenix Recovery, L.L.C., an Oklahoma limited liability company

By:	/s/ Bruce Scambler
Bruce Scambler, Managing Member

GPR, LLC, an Oklahoma limited liaibility company

By:	/s/ Bruce Scambler
Bruce Scambler, Managing Member

Merrick Property Development Ltd., an Oklahoma corporation

By:	/s/ Bruce Scambler
Bruce Scambler, president

Merrick Operating Company, an Oklahoma corporation

By:	/s/ Bruce Scambler
Bruce Scambler, president

South Kensington Ltd. Co., an Oklahoma limited liability company

By:	/s/ Bruce Scambler
Bruce Scambler, Managing Member

JMEKS, Inc., an Oklahoma corporation

By:	/s/ Bruce Scambler
Bruce Scambler, president

STATE OF OKLAHOMA                    )
                                                                 ) ss.
COUNTY OF OKLAHOMA                )

Before me, the undersigned, a Notary Public, in and for said County and State on this 30th day of December, 2008, personally appeared Bruce Scambler, as Managing Member of olden Phoenix Recovery, L.L.C.. Managing Member of Merrick Property Development Ltd. ("MPDL"), an Oklahoma corporation, which MPDL was f/k/ a Access Operating Company, Inc.; President of Merrick Operating Company, ("MOP"), an Oklahoma corporation; Managing Member of South Kensington Ltd. Co., ("SKLC"), an Oklahoma limited liability company; and Managing Member of JMEKS, Inc., ("JMEKS"), an Oklahoma corporation (which GPR, MPDL, MOP, the BJS Trust, SKLC and JMEKS are collectively referred to above as the "Assignors"), personally known to me to be the identical person who subscribed the name of the makers thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of each of above listed for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

My Commission Expires:

Notary Public

By:	/s/ Bruce Scambler
Bruce Scambler, president

Merrick Operating Company, an Oklahoma corporation

By:	/s/ Bruce Scambler
Bruce Scambler, president

South Kensington Ltd. Co., an Oklahoma limited liability company

By:	/s/ Bruce Scambler
Bruce Scambler, Managing Member

JMEKS, Inc., an Oklahoma corporation

By:	/s/ Bruce Scambler
Bruce Scambler, president

ASSIGNORS:

STATE OF OKLAHOMA                      )
                                                                    ) ss.
COUNTY OF OKLAHOMA                   )

Before me, undersigned, a Notary Public, in and for said County and State on this 30th day of December, 2008, personally appeared Bruce Scambler, as Managing Member of Golden Phoenix Recovery, L.L.C.. Managing Member of Merrick Property Development Ltd. ("MPDL"), an Oklahoma corporation, which MPDL was f/k/ a Access Operating Company, Inc.; President of Merrick Operating Company, ("MOP"), an Oklahoma corporation; Managing Member of South Kensington Ltd. Co., ("SKLC"), an Oklahoma limited liability company; and Managing Member of JMEKS, Inc., ("JMEKS"), an Oklahoma corporation (which GPR, MPDL, MOP, the BJS Trust, SKLC and JMEKS are collectively referred to above as the "Assignors"), personally known to me to be the identical person who subscribed the name of the makers thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of each of above listed for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

/s/ Barbara Douglas Notary Public

Exhibit A to Agreement

SETTLEMENT AGREEMENT

This agreement is entered into this 21st day of September 2005 by between the following parties:

Bruce Scambler,
Merrick Energy Ltd. Co.,
Merrick Energy Development Ltd., Co.
Merrick Energy Development , LLC,
Merrick Property Development Ltd.(f/k/a/ Access Operating Company, Inc.)
Merrick Property Development, Inc.,
Merrick Operating Company,
Merrick Operating Co.
Executive Answers Global Leased Executives, Ltd.,
Eagle Employee Leasing, Inc.,
Golden Phoenix Recovery, LLC,
JMEKS, Inc.,
Bruce Scambler & Associates; and
all servants, agents, employees, representatives, successors, assigns and any person, partnership, corporation, association or entity now or previously acting directly or indirectly in the interest of or on behalf of the foregoing in any capacity, who shall collectively hereinafter be referred to as the "Scambler Entities", excluding TBK Energy and or Mike Butler; and

b.           Jeff Berlin, Access Energy 3, LLC and Access Energy 5, LLC and all servants, agents, employees, representatives, successors, assigns and any person, partnership, corporation, association or entity now or previously acting directly or indirectly in the interest of or on behalf of the foregoing in any capacity, who shall be individually referred to as "AE3", "AE5" and "Berlin", respectively.

The Scambler Entities and AE3, AE5 and Berlin agree to settle claims now asserted against each other in the lawsuits styled Jeff Berlin, Access Energy 3, LLC, and Access Energy 5, LLC v. Bruce Scambler, TBK Energy Company, Merrick Energy, Ltd, Co., Oklahoma County Case No. CJ-2005 -381; Duke Energy Field Services v. Jeff Berlin, Bruce Scambler et al., Oklahoma County Case No. CJ-2005-1059; Scambler & Associates v. Access Energy II, L.L.C., Logan County Case No. CJ-2004- ; In Re: Access Energy 3, L.L. C. United States Bankruptcy Court Case No. BK-05-11819-BH and In Re: Access Energy 5, L.L.C.; United States Bankruptcy Court Case No. BK-05-11818-BH upon the following terms and conditions:

I.	Electricity

1.	The 25-0-1, 19-0-1, 24-0-3 wells shall be metered separately from the 25-0-2 well.

2.
AE3, AE5 and the Scambler Entities shall mutually cooperate in execution of separate contracts with CREC for the purchase of 400KW per day by AE3 and AE5 collectively d 200 KW per day by Scambler Entities, with separate billings;

3.
Each party agrees to pay all expenses associated with maintaining and repairing the lines and poles supporting electricity to their respective wells. To the extent the lines and poles support electricity to a well owned by AE3 or AE5 and a well owned by the Scambler entity, the cost shall be borne by both parties equally. Additionally, no parties shall take any action which would impair or impede the other party's ability to obtain electric service through existing facilities; and

4.	The rebate received from CREC shall be split pro-rata between the parties basedon all future use commencing October 1, 2005 forward.

II.	Saltwater Disposal Well (19-W-1)

1.	Scambler entities shall pay AE3 and AE5 the sum of $2,500 in total per annum for the use of the Saltwater Disposal Well.

2.	Scambler Entities shall quit claim and convey all their right, title and interest in and to the Saltwater Disposal Well (19-W-1).

3.	Scambler entities can use the Saltwater Disposal Well for the disposal of saltwater produced from the 25-0-2 only.

4.	The payment of the $2,500 shall commence on the 1st day of January 2006 and shall be due each year thereafter on theist day of January.

5.
In the event AE3 and AE5 decide to plug and abandon the Saltwater Disposal Well, Scambler entities shall have the first right of refusal to purchase the well at its Salvage Value to be determined by the parties at the time of sale.

III.	25-0-3 Well

1.
AE3 and AE5 shall quit claim all right, title and interest in and to any leases, equipment, well bore holes, contracts, and any other assets or appurtenances in and to the 25-0-3 well to the Scambler Entities and or their designees effective September 21, 2005.

IV.	Scambler Entities' Overrides

1.
Scambler Entities shall quit claim all right, title and interest in and to any overrides pertaining to the 25-0-1, 19-0-1, 24-0-3 wells and any future production from said wells ective September 21, 2005.

V.	Expenses and Royalties for the 25-0-1

1.
AE3 and AE5 shall accept responsibility for the following expenses: Morgan Invoice - $8,072.50; SPI Invoice - $22,750.00; Mayes Roustabout Invoice - $713.00; and Rouse- Field Supervisor - $1,700.00 and any late fees, interest fees and attorney's fees and costs pertaining to these invoices (collectively "Disclosed 25-0-1 Invoices");

2.	AE and AE5 shall indemnify and hold harmless Scambler Entities from the Disclosed 25-0-1 Invoices;

3.
Scambler Entities shall indemnify and hold harmless AE3 and AE5 from any lienable claims in excess of the Disclosed 25-0-1 Invoices asserted by any entity providing material or services to the 25-0-1 well from and after June 1, 2004 to September 21, 2005;

4.
Royalties and Overrides accrued during the suspense of proceeds shall be paid out of the suspense account held by Duke Energy Field Services. AE3 and AE5 shall be responsible for issuing said payments as set forth in Article VIII (1);

5.
Royalties and Overrides accrued from June 1, 2004 until September 21, 2005 shall be paid by Scambler Entities to the extent that such royalties and overrides are not attributable to production revenue now held in the suspense account. In the event the royalties and overrides are held in the suspense account, they shall be paid out of the suspense account; and

6.	Royalties and Overrides accrued from September 21, 2005 shall paid by AE3 and AE5.

VI.	Royalties on the 19-0-1 and 24-0-3

1.
Scambler Entities agree to indemnify and hold harmless AE3 and AE5 on all royalties owed on the proceeds received from the sale of oil and gas commencing June 1, 2004 to September 21, 2005 at 7:00 am, provided that any overrides owed to Jeff Berlin shall be excluded.

VII.	Transfer of Title for the 25-0-1, 19-0-1, 24-0-3 and the Saltwater Disposal Wells

1.
Effective September 21, 2005 at 7:00 am, Scambler Entities shall grant and convey all right, title and interest in and to any leases, equipment, well bore holes, contracts, and any other assets or appurtenances pertaining to the 25-0-1, 19-0-1, 24-0-3 and the Saltwater Disposal Well (19-W-1) (collectively the "Wells") and shall specially warrant that the Scambler Entities are the record owners of title in and to the Wells, except for interest owned of record by TBK Energy or Mike Butler, and that they have not conveyed any right title or interest in and to the Wells to any other party except TBK Energy or Mike utler;

2.
Effective September 21, 2005 at 7:00 am, Scambler Entities shall quit claim any top leases, options to lease, or other agreements to obtain a mineral interest or leasehold interest covering all or any portion, of the SW V4 of S 19, T16N, 2E; SW 1/4 of S 24, T16N, 1E; and SW 1/4 of S25, T16N, lE in Logan and Lincoln Counties, Oklahoma.

3.
Any right title or interest claimed by TBK Energy or Mike Butler in and to the Wells are not a part of this settlement agreement and AE3 and AE5 continue to maintain and assert all claims and objections to TBK Energy or Mike Butler's asserted interest in and to the Wells.

VIII.	Cash Paid to Bruce Scambler

1.
AE3 and AE5 shall pay a designated Scambler Entity the sum of $45,000.00 (within 3 business days of disbursement from Duke Energy Field Services) to be paid out of the proceeds now in suspense with Duke Energy Field Services and all remaining amounts in suspense shall be paid to AE3 and AE5 free from any claims related to any Scambler Entities. Bruce Scambler shall provide a royalty disbursement schedule based on ownership decks provided by Bruce Scambler and AE3 and AE5 shall pay said royalties with in 10 days of receipt of funds from Duke Energy Field Services; and

2.
AE3 and AE5 shall grant and convey to a designated Scambler Entity the sum of $2,500 per month for twenty-four months to come out of production ("Production Payment") of the 25-0-1, 19-0-1, 24-0-3 wells;

3.	AE3 and AE5 shall execute a reasonable agreement for the conveyance of the Production Payment.

IX.	TBK Energy Expenses or Mike Butler

1.	AE3 and AE5 shall assume the liability relating to all service invoices of TBK Energy d/b/a Mike Butler for the 25-0-1, 19-0-1, 24-0-3 and the Saltwater Disposal Wells; and

2.	Scambler entities shall assume the liability relating to all service invoices of TBK Energy or Mike Butler for the 25-0-2 well.

X.	Dismissal of Lawsuits

1.
The parties shall cause to be filed dismissals with prejudice all claims asserted or could be asserted as to each other in the case styled Jeff Berlin, Access Energy 3, LLC, and Access Energy 5, LLC v. Bruce Scambler, TBK Energy Company, Merrick Energy, Ltd, Co., Oklahoma County Case No. CJ-2005 -381 and the lawsuit styled Duke Energy Field Services v. Jeff Berlin, Bruce Scambler et al., Oklahoma County Case No. CJ- 20051059;

2.
Bruce Scambler and Access Energy II, LLC shall cause a joint dismissal with prejudice to be filed in the lawsuit styled Scambler & Associates v. Access Energy 2, L.L.C.; gan County Case No. CJ-2004-_______; and

3.
The parties shall cause a stipulation of dismissal of the bankruptcy cases styled In Re: Access Energy 3, L.L.C. United States Bankruptcy Court Case No. BK-05-11819-BH and In Re: Access Energy 5, L.L.C.; United States Bankruptcy Court Case No. BK-05- '11818- BH.

XI.	Oil

1.	All oil now in the tanks and all oil to be pumped into the tanks through September 21, 2005 shall be the property of AE3 and AE5 free of any claims of the Scambler Entities;

XII.	General Provisions

1.	The AE3 and AE5 and Jeff Berlin represent and warrant that they have the proper authorization to enter into this Agreement and to bind the themselves to the terms and condition of this Agreement.

2.
The Scambler Entities and Bruce Scambler represent and warrant that Bruce Scambler has the proper authorization to enter into this Agreement and to bind all Scambler Entities to the terms and condition of this Agreement.

3.	Each party acknowledges that the entering into of this Settlement Agreement is no admission of liability.

4.	Each party acknowledges that it has read and understood the effect of this Settlement Agreement.

5.
This Settlement Agreement contains the entire agreement between the parties. It supercedes any and all prior agreements, arrangements or understanding between the parties on all subjects in any way related to the transaction or occurrence described in this Settlement Agreement. No oral understandings, statements, promises or inducements contrary to or inconsistent with the terms of this Agreement exist.

6.	This Settlement Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Oklahoma.

7.
In the event it becomes necessary for any party to bring an action for enforcement of this Agreement, the prevailing parity shall be entitled to its reasonable attorney fees and costs incurred in such enforcement.

8.	The Scambler Entities, AE3 and AE5 and Jeff Berlin agree to execute any and all ,documents and instruments necessary to fully and completely carry out and effectuate the rms of this Agreement.

9.
The parties shall be responsible for their respective attorney's fees and costs incurred in lawsuits and bankruptcy proceedings referenced in this Agreement and all signatory parties hereto shall execute a. general, mutual and complete release of all controversies, known or unknown, between the parties.

Access Energy 3, LLC

by:  /s/  Access Energy 5, LLC
Access Energy 5, LLC